EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2004 relating to the financial statements and financial statement schedule of Quaker Chemical Corporation, which appear in Quaker Chemical Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 26, 2003 relating to the financial statements, which appear in the Annual Report of the Retirement Savings Plan of Quaker Chemical Corporation on Form 11-K for the year ended December 31, 2002.

/s/    PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

May 20, 2004